Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 Amendment No. 2 of our reports dated March 5, 2007 relating to the Predecessor and Successor financial statements of AmWINS Group, Inc. and subsidiaries, which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
March 5, 2007